                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   LANDS END
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                               [LAND's END LOGO]


                         NOTICE OF 1999 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                 April 19, 1999

Dear Shareholder:

   The annual meeting of Lands' End, Inc. shareholders will be held at our headquarters in Dodgeville, Wisconsin, on Wednesday, May 19, 1999, beginning at 10:00 a.m. C.D.T. (See map for directions.)

   The directors and officers of your company join me in extending you a cordial invitation to attend.

   For those of you interested in seeing, firsthand, how we fill an order, tours of our facilities will be available before the meeting. The first tour will leave the activity center at 8:00 a.m. and the last one will leave promptly at 9:00 a.m.

   The agenda for the meeting includes the election of three directors, the approval of an amendment to the Company's Stock Option Plan and the ratification of the appointment of independent public accountants. There also will be a brief management presentation on the state of the business.

   I hope you can be there, but whether you attend the meeting in person or not, it's important that your shares be represented. To make sure they are, please mark your votes on the enclosed proxy card and sign, date and mail it in the postage-paid envelope. It will help us keep postage costs down if you take a minute to do so now.

                                          /s/ Gary C. Comer
                                          Gary C. Comer
                                          Chairman

                               [LAND'S END LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1999

To Our Shareholders:

   The annual meeting of shareholders of Lands' End, Inc. (the "Company") will be held at the offices of the Company, One Lands' End Lane, Dodgeville, Wisconsin 53595, on May 19, 1999, at 10:00 a.m. C.D.T. for the following purposes:

  1. To elect three members to the Board of Directors of the Company to serve until the annual meeting of shareholders in 2002, and until their successors are duly elected and qualified.

  2. To approve an amendment to the Company's Stock Option Plan.

  3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending January 28, 2000.

  4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on March 26, 1999, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

   Please complete and return the enclosed proxy in the envelope provided whether or not you intend to be present at the meeting in person.

                                          By order of the Board of Directors,

                                          /s/ Robert S. Osborne
                                          Robert S. Osborne
                                          Secretary

Dodgeville, Wisconsin
April 19, 1999

   YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

Introduction

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Lands' End, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the 1999 annual meeting of shareholders on Wednesday, May 19, 1999, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about April 19, 1999.

Proxies

   Properly signed and dated proxies received by the Company's Secretary prior to or at the Annual Meeting will be voted as instructed thereon or, in the absence of such instructions, (a) FOR election to the Board of Directors of the persons nominated by the Board, (b) FOR approval of the amendment to the Stock Option Plan (c) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company and (d) in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting. Any proxy may be revoked for any reason prior to voting by notifying the Secretary of the Company in writing of such revocation or by voting by ballot at the meeting, which will cancel any proxies previously submitted. The Company has appointed an officer of Firstar Trust Company, transfer agent for the Company, to act as an independent inspector at the Annual Meeting.

Voting of Proxies and Shares Outstanding

   Holders of record at the close of business on March 26, 1999, of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), are entitled to vote on all matters which may be properly presented at the Annual Meeting. The number of shares of Common Stock of the Company outstanding on March 26, 1999, the record date for the meeting, was 30,084,880 all of one class and each entitled to one vote, owned by 2,348 shareholders of record.

   The holders of at least a majority of the shares of Common Stock must be present in person or by proxy at the Annual Meeting in order for the Annual Meeting to be held. Directors will be elected by a plurality of the votes cast for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is required for approval of each of the other actions proposed to be taken at the Annual Meeting. On each such proposed action, pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against a proposed action. A broker non-vote (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on a proposed action is considered not entitled to vote on that action and thus is not counted in determining whether an action requiring approval of a majority of the shares present and entitled to vote at the Annual Meeting has been approved.

                             ELECTION OF DIRECTORS

   The Board of Directors is composed of seven directors. The directors are divided into three classes, two of which are composed of two directors each, and one of which is composed of three directors. One class is elected each year for a three year term. The three nominees for election as directors to serve until the annual meeting of shareholders in 2002, and until their respective successors are duly elected and qualified, are Gary C. Comer, David
F. Dyer and David B. Heller. The Board of Directors recommends that shareholders vote "FOR" the election of Messrs. Comer, Dyer and Heller.

   The following tabulation sets forth, as of March 26, 1999, certain information about each nominee for election to the Company's Board of Directors and each continuing director.

                Director Nominees for a Term to Expire in 2002

Gary C. Comer                                                           Age: 71

  Founder of the Company and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. He has been a director of the Company since 1963. Prior to 1963, Mr. Comer was employed for ten years as a copywriter at Young & Rubicam.

David F. Dyer                                                           Age: 49

  President, Chief Executive Officer and Member of the Board of Directors since rejoining the Company in October 1998. In 1989, Mr. Dyer entered the employ of the Company as Managing Director of Home Furnishings, became Executive Vice President of Merchandising in 1990, and was named Vice Chairman, Merchandising and Sales in 1993. He was a director of the Company from 1991 until August 1994. Mr. Dyer was president and chief operating officer of the Home Shopping Network from August 1994 until August 1995, at which time he became an independent catalog/retail consultant, most recently with the Texas Pacific Group and the J. Crew Group. From 1972 to 1989, Mr. Dyer was employed at Burdine's, a specialty retail chain, where he served as Senior Vice President of Marketing and General Merchandising Manager of Women's Apparel, Accessories and Cosmetics. Mr. Dyer is also a director of ADVO, Inc., a direct mail marketing services company.

David B. Heller                                                         Age: 68

  Director of the Company since 1986. Since 1974, Mr. Heller has been President of Advisory Research, Inc., an investment advisory firm.

                     Directors Whose Term Expires in 2000

Richard C. Anderson                                                     Age: 69

  Vice Chairman of the Company since 1984. Mr. Anderson served as Chief Executive Officer of the Company from 1990 through January 1993. In addition, Mr. Anderson served as President and Chief Operating Officer from 1989 until 1992. He has been a director of the Company since 1979. From 1977 to 1984, Mr. Anderson was a senior executive of Needham, Harper & Steers, serving as Executive Vice President in charge of programming and media from 1981 until 1984. Mr. Anderson provides certain services to the Company and is compensated for such services. See "Meetings and Compensation of Directors; Committees of the Board."

Howard G. Krane                                                         Age: 65

  Director of the Company since 1986. Mr. Krane's professional corporation is a partner of Kirkland & Ellis, with which he has practiced law since 1957. Kirkland & Ellis renders legal services to the Company. Mr. Krane is also Chairman of the Board of Trustees of the University of Chicago.

                     Directors Whose Term Expires in 2001

John N. Latter                                                          Age: 73

  Director of the Company since 1978. Since 1980, Mr. Latter has been independently employed as a financial consultant.

Daniel Okrent                                                           Age: 51

  Director of the Company since October 1997. Mr. Okrent has been Editor-at-Large for Time, Inc., New York, since March 1999. He served as editor of new media for Time, Inc., New York, from December 1996 until March 1999, after serving four years as managing editor of Life. Prior to 1991, Mr. Okrent was editor at Alfred A. Knopf, Inc. and Viking Press and editor-in-chief at Harcourt Brace Jovanovich.

                    MEETINGS AND COMPENSATION OF DIRECTORS

   The Board of Directors held eight formal meetings during the fiscal year ended January 29, 1999. All directors attended at least 75% of the total number of meetings of the Board and Committees of which they were members. Until May 1997, Directors who were not salaried officers or employees of the Company were eligible to receive an annual retainer of $25,000 in cash of which they could irrevocably elect to defer receipt during which time the deferred amount would be adjusted to reflect the performance of the Company's Common Stock. The Company's Non-Employee Director Stock Option Plan (the "DSOP"), which was adopted by the Board of

Directors on February 18, 1997 and approved by the shareholders on May 14, 1997, replaced the annual retainer. In addition, the reasonable expenses incurred by each director in connection with his duties as a director are reimbursed by the Company. Directors who are salaried officers or employees of the Company earn no additional compensation for their services as directors.

   The DSOP is intended to further the growth and development of the Company by encouraging non-employee directors of the Company to expand their ownership interests in the Company by purchasing its Common Stock. It is intended that the DSOP will provide such persons with an added incentive to continue to serve as directors and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company, thereby more closely aligning their interests with those of the stockholders generally. There is an aggregate of 400,000 shares of the Company's Common Stock available for issuance upon the exercise of options granted under the DSOP, which shares may be authorized and unissued shares or treasury shares. Options are granted under the DSOP with an exercise price equal to the fair market value per share of the Company's Common Stock on the date of the grant. The DSOP is a "formula plan" which specifies when and in what amounts options are to be granted to eligible directors. All non-employee directors other than Gary C. Comer, who has waived participation in the DSOP, participate in the DSOP.

   In addition to providing for initial option grants to the non-employee directors in office at the time the DSOP was approved by the stockholders and interim grants to new non-employee directors, the DSOP provides for annual grants of 5,000 shares to each eligible director (other than directors who received the initial option, who are not eligible for the annual option until the annual meeting of the stockholders in 2000). In fiscal year 1998, Messrs. Anderson, Heller, Krane and Latter each received an initial grant of 20,000 shares at a price of $28.625. Mr. Okrent received an interim grant of 2,917 shares at a price of $30.938 upon his appointment to the Board of Directors in October 1997 and received an annual grant of 5,000 shares at a price of $34.000 at the 1998 annual meeting of the stockholders.

   In addition to stock options under the DSOP described above, Mr. Anderson received total compensation of $332,000 from the Company in consideration for his providing creative and merchandising consulting services to the Company during fiscal year 1999. The Company paid $1,441 of Lands' End, Inc. Health Care plan premiums for each of Messrs. Anderson and Comer in fiscal year 1999. Mr. Anderson received $3,945 and Mr. Okrent received $114 representing personal use of Company planes. Lands' End, Inc. purchased products for resale on standard and customary terms from Maptech, a company owned by Mr. Comer, totaling $206,467 and later returned to Maptech the portion of such products which the Company was not able to sell, totaling $110,497.

                            COMMITTEES OF THE BOARD

   The Board has three standing committees: the Audit Committee, the Compensation Committee and the Performance Compensation Committee. The Board does not have a nominating committee. The functions of the standing committees are described briefly below:

Audit Committee

   The members of the Audit Committee are John N. Latter (chairman) and David
B. Heller. The functions of the Audit Committee are to recommend the appointment of the Company's independent public accountants, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review the results of the annual audit, to review the Company's internal controls and the functions of the Company's internal audit staff, and to report to the Board of Directors on the activities and findings of the Audit Committee and make recommendations to the Board of Directors based on such findings. The Company's internal audit staff and independent public accountants have direct access to the Audit Committee to discuss auditing and any other accounting matters. The Audit Committee held two formal meetings during fiscal year 1999.

Compensation Committee

   The members of the Compensation Committee are Howard G. Krane (chairman), Gary C. Comer, David B. Heller and John N. Latter. The Compensation Committee monitors the Company's overall compensation policies and specifically reviews and approves all compensation to be paid to the Company's Chief Executive Officer, to the four other most highly compensated executive officers (the "Named Executive Officers") and to any other officer whose annual compensation is $300,000 or more (except to the extent that such responsibility is specifically vested in the Performance Compensation Committee). The Compensation Committee administers the Long-Term Incentive Plan and establishes the terms of any benefits granted thereunder. The Compensation Committee held three formal meetings during fiscal year 1999.

   Except for the Non-Employee Director Stock Option Plan, none of the members of the Compensation Committee is or has been, for a period of at least one year prior to appointment, eligible to receive a benefit under any plans of the Company entitling participants to acquire Common Stock, stock options or stock appreciation rights.

Performance Compensation Committee

   The members of the Performance Compensation Committee are David B. Heller (chairman), John N. Latter and Daniel Okrent. The Performance Compensation Committee administers the Stock Option Plan and establishes the terms of any benefits granted thereunder. The Performance Compensation Committee also administers the Company's non-stock based compensation plans which are intended to provide "performance-based compensation" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended) including, but not limited to, establishing objective performance goals and measures and certifying that such performance goals and other material terms are satisfied. The Performance Compensation Committee is comprised solely of directors who are not (i) current employees of the Company (or any related entity), (ii) former employees of the Company (or any related entity) receiving compensation for prior services (other than certain pension benefits), (iii) former officers of the Company (or any related entity), or (iv) consultants or individuals who are otherwise receiving compensation for personal services in any capacity other than as a director. The Performance Compensation Committee held five formal meetings during fiscal year 1999.

Compensation Committee Interlocks and Insider Participation

   Gary C. Comer, who currently serves on the Compensation Committee, is the Company's founder and Chairman of the Board of Directors. Mr. Comer was President of the Company from 1963 until 1989, and served as Chief Executive Officer from 1963 until 1990. Mr. Comer is retired from active employment at the Company.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

 Overview

   Our goal as a Compensation Committee is to provide a compensation framework for recruiting, motivating, rewarding and retaining the Company's employees, including its executive officers. During fiscal 1999, we made a number of compensation-related recommendations that were approved by the Board, including certain changes to the Annual Incentive Plan, the discontinuation of new performance cycles under the Long-Term Incentive Plan and, subject to shareholder approval, three changes to the Stock Option Plan. See "Approval of Amendment to the Stock Option Plan" for more information about the proposal to amend the Stock Option Plan to increase the total number of shares which may be issued under the Plan from 2,500,000 to 5,500,000, to increase the limit on awards to any one individual in a twelve-month period from 400,000 to 1,000,000, and to extend the termination date of the Plan from December 31, 2000 until December 31, 2004.

   In October 1998, Lands' End hired a new chief executive officer, David F. Dyer, in connection with the resignation of the Company's two most senior executive officers, Michael J. Smith and William E. Ferry. Mr. Dyer had previously served in a number of executive capacities at the Company, including as vice chairman, merchandising and sales, prior to his resignation from the Company in 1994. After he rejoined the Company,

Mr. Dyer implemented a number of other executive changes, including the hiring of Mindy C. Meads, a former officer of the Company, as executive vice president, merchandising and design. Many of our recommendations to the Board during fiscal 1999 arose in connection with these changes in executive management.

   We regularly engage a nationally recognized compensation consulting firm to assist our Committee in developing an overall perspective on base and incentive compensation and benefit practices and to advise on specific issues relating to the Company's compensation practices. Representatives of the consulting firm meet with us (sometimes with other Board members in attendance) on a regular basis and have other informal discussions with members of our Committee.

 Components of Fiscal Year 1999 Compensation

   The principal elements of compensation for the Company's executive officers currently consist of base salary, bonuses under the Annual Incentive Plan and awards under the Stock Option Plan. In addition, executives may receive future payments under the Long-Term Incentive Plan with respect to three-year performance periods that commenced prior to fiscal 2000.

   Base Salary. In determining and reviewing base salary levels, the Compensation Committee considers the size and responsibility of the individual's position, the individual's overall performance, the base salaries paid by competitors for comparable positions and, in the case of new hires, the amount of the individual's prior compensation and the need to induce the individual to enter the employ of the Company. In making salary decisions with respect to senior executives and overseeing other salary decisions made by management, the Committee exercises its discretion and judgment based on the foregoing factors, without applying a specific formula to determine the weight of each factor considered.

   Annual Incentive Plan. The Annual Incentive Plan (bonus) provides for participation by most of the Company's salaried employees (currently approximately 812 individuals). Pursuant to this plan, each participant is granted an annual incentive award at or about the beginning of each fiscal year. Each annual incentive award consists of the right to be eligible to receive a cash bonus, part of which is paid in December of the fiscal year to which the grant relates and the balance of which is paid in the month of March following such fiscal year, provided that the participant remains employed by the Company at the end of such fiscal year.

   Other than participants employed by international subsidiaries of the Company, each participant's bonus eligibility amount is 10% of base salary, provided that the Compensation Committee has the right to approve higher levels for certain participants on an individual basis. For fiscal 1999 and prior years, participants earned bonuses equal to their bonus eligibility amount multiplied by a factor of 0% to 200%, depending on financial results measured by a matrix of (i) the Company's annual pre-tax margin and (ii) the participant's business unit annual pre-tax margin. For fiscal 1999, the bonus eligibility amounts for most of the Company's salaried employees were 10% of base salary. The bonus eligibility amounts for fiscal 1999 were 100% for Messrs. Smith and Ferry, and 60% for the other Named Executive Officers. Mr. Dyer was not eligible to participate in the Annual Incentive Plan during fiscal 1999.

   In January 1999, our Committee reviewed various proposals from management regarding possible changes to the structure of the Annual Incentive Plan. After consideration of these matters, we recommended, and the Board approved, a modification of the Annual Incentive Plan so that, effective with bonuses for fiscal 2000, the bonus eligibility amounts would be multiplied by a factor determined by financial results based exclusively on Company-wide performance rather than a matrix that included business unit performance. We believe that this modification was appropriate in light of a reorganization of the Company under Mr. Dyer's leadership that centralized a number of critical business functions.

   In addition, as in previous years, the Compensation Committee authorized management to provide special fiscal 1999 incentives to the Company's core merchandise leaders, speciality business unit leaders, international business unit leaders and direct marketing leaders (approximately 16 individuals). Pursuant to this program, participants were eligible to receive cash bonuses equal to 4% of the excess of the participant's business unit pretax earnings over a threshold applicable to that business unit.

   Long-Term Incentive Plan. The Long-Term Incentive Plan provides for participation by certain of the Company's managers (currently approximately 55 individuals). Pursuant to this Plan, each participant was granted a long-term incentive award at or about the beginning of each fiscal year, commencing with fiscal 1997. Each long-term incentive award consisted of the right to be eligible to receive a cash bonus after the completion of a three-year performance period, provided that the participant remained employed by the Company at the end of such period (except in cases where employment terminates due to retirement, disability or death).

   The Company's most senior executives, including the Named Executive Officers, have not participated in the Long-Term Incentive Plan. For those who do participate, the cash bonus eligibility amounts range from 10% to 30% of base salary, with most participants being eligible for 10% of base salary. Participants earn a bonus equal to their bonus eligibility amount, multiplied by a factor of 0% to 200%, depending on overall corporate results measured by a matrix of (i) the Company's three year average pre-tax margin and (ii) the Company's three year average return on invested capital. The matrix is subject to adjustment from time to time at the discretion of the Compensation Committee.

   We have monitored the Company's experience with the Long-Term Incentive Plan since its adoption and have considered its role in the overall framework of compensation for salaried employees, including its relationship to the Stock Option Plan, which provides long-term incentives related to the market performance of the Company's common stock. We concluded in January 1999 that it would be desirable to broaden the number of employees who receive grants of stock options beyond the very limited group who had received stock options in the last few years and, in light of this revised approach to stock options, that it would also be desirable to discontinue the making of awards under the Long-Term Incentive Plan. Accordingly, we recommended to the Board that no new performance period commence under the Plan in fiscal 2000. Participants would, however, remain eligible to receive bonuses under the Plan with respect to the three-year performance periods that commenced at the beginning of fiscal 1998 and fiscal 1999. The Board agreed with our recommendation and also approved the concept of broadening somewhat the participation in the Stock Option Plan, subject to action as to individual awards by the Performance Compensation Committee, which administers that Plan.

   Stock Option Plan. The Performance Compensation Committee awarded a total of 1,869,000 stock options to a total of 90 recipients under the Company's Stock Option Plan in fiscal year 1999. Mr. Dyer was granted options to purchase a total of 1,000,000 shares of common stock as an inducement to rejoin the Company as chief executive officer in October 1998. Similarly, Ms. Meads received a total of 200,000 options as an inducement to rejoin the Company as executive vice president in December 1998. Substantially all of the other stock option awards were made in January 1999 in connection with our recommendation to broaden the number of employees who receive grants of stock options and to discontinue new performance periods under the Long Term Incentive Plan. In January 1999, the Company awarded a total of 669,000 stock option grants, including a grant of 60,000 options to Stephen A. Orum, 35,000 options to Francis P. Schaecher and a total of 574,000 options to 86 other employees, none of whom is a Named Executive Officer.

   In the absence of a change to the Stock Option Plan, the option grant to Mr. Dyer would have utilized substantially all of the authorized options remaining for issuance under the Plan, and the subsequent grants would have exceeded the number of authorized options. In addition, the grant to Mr. Dyer would have exceeded the Plan's limit on the number of stock options that may be awarded to any one individual in a twelve-month period. Accordingly, 600,000 of the options granted to Mr. Dyer, 140,000 of the options granted to Ms. Meads and all of the options granted in January 1999 were made subject to shareholder approval of an increase in the number of shares authorized to be issued under the Plan to at least 5,000,000 and an increase of the limit on awards to any one individual in a twelve-month period to 1,000,000 options. See "Approval of Amendment to the Stock Option Plan" for more information.

   We also considered certain matters relating to the Stock Option Plan in January 1999. At that time, we reviewed all of the awards of stock options made and proposed to be made by the Performance Compensation Committee, as well as senior management's expectations for recommendations that might be made for further stock option awards over the next few years. Based on that review, we recommended and the Board approved further amendments to the Stock Option Plan to increase the total number of shares that may be issued under the Plan to 5,500,000 and to extend the termination date of the Plan from December 31, 2000 to December 31, 2004. See "Approval of Amendment to the Stock Option Plan" for more information.

   In January 1999, the Performance Compensation Committee reviewed the terms under which it has customarily granted stock options and adopted a revised set of standard provisions under which most stock options will be granted. These include provisions that options will have a ten-year term; that options will ordinarily vest 10% after one year, 20% after two years, 30% after three years and 40% after four years; and that vesting will accelerate upon certain events constituting a sale of the Company. The stock option grants during fiscal 1999 were on the foregoing terms, except the options granted to Mr. Dyer (which vest six months after grant) and the options granted to Ms. Meads and one other executive (which vest over a three-year period). The Performance Compensation Committee also extended the provision relating to acceleration of vesting so that it applies to stock options previously granted by that Committee.

 Chief Executive Officer Compensation

   The chief executive officer of the Company was Mr. Smith until his resignation in October 1998. In April 1998, we reviewed salary levels of the Company's senior executives other than Mr. Smith. We recommended, and the Board approved, increases in individual salaries that amounted to 4% on average. Based on that average increase, we also recommended, and the Board approved, a 4% increase in Mr. Smith's base salary from $500,000 to $520,000 per year. Mr. Smith's bonus eligibility amount continued to be 100% of base salary for purposes of the Annual Incentive Plan described above. Mr. Smith received no grants of stock options during fiscal 1999.

   Mr. Dyer rejoined the Company as chief executive officer in October 1998. In connection with Mr. Dyer's employment, the Company negotiated an agreement which governs his initial compensation arrangements. These arrangements include a signing bonus of $300,000, an initial annual salary at the rate of $450,000, the grant of 1,000,000 stock options as described above, and certain contractual severance benefits, including a payment of up to $10 million (subject to reduction by a time factor and a factor related to gains on stock options, but in any event not to be less than $2 million) in the event of a sale of the Company. We reviewed these arrangements and concluded that they were both reasonable and necessary in order to induce Mr. Dyer to forego other opportunities and rejoin the Company. Accordingly, we recommended the arrangements, which were subsequently approved by the Board and, in the case of the stock option grant, by the Performance Compensation Committee.

 Tax Matters

   The Compensation Committee and the Board have considered the provisions of
Section 162(m) of the Internal Revenue Code, which impose an annual limit of $1 million on the deductibility of compensation payments to a company's chief executive officer and the four other most highly compensated executive officers for whom proxy statement disclosure is required and who are employed at the end of such company's taxable year. "Performance-based compensation" (as defined in the Code) is excluded from this limit. It is the Company's intention to preserve the deductibility of compensation paid to its employees, including gains realized upon the exercise of non-qualified stock options, to the extent feasible and consistent with the Company's overall compensation philosophy. Accordingly, the Performance Compensation Committee administers the Company's Stock Option Plan and all other plans which are intended to provide "performance-based compensation" as defined in Section 162(m) of the Internal Revenue Code. This Committee currently consists of Mr. Heller, as chairman, and Messrs. Latter and Okrent, each of whom is believed to meet certain director eligibility requirements specified in Section 162(m).

   Notwithstanding the foregoing, the Compensation Committee believes that the Company's compensation philosophy is appropriate and consistent with the long-term interests of the Company, without regard to tax considerations. In the event of changes in the tax law or other circumstances that might affect tax treatment, we would not currently anticipate that fundamental changes would be made in the Company's overall compensation policies and practices.

                                          Submitted by the Compensation
                                           Committee
                                          of the Board of Directors

                                          Howard G. Krane, Chairman
                                          Gary C. Comer
                                          David B. Heller
                                          John N. Latter

Summary Compensation Table

   Set forth below is certain information concerning the compensation for each of the Named Executive Officers for the fiscal year ended January 29, 1999:

                                                                     Long Term
                                  Annual Compensation           Compensation Awards
                          -----------------------------------  ---------------------
                                                               Restricted
                                                 Other Annual    Stock                   All Other
Name and Principal        Fiscal Salary   Bonus  Compensation    Awards     Stock       Compensation
Position                   Year    ($)     ($)       ($)         ($)(1)   Options(#)       ($)(2)
------------------        ------ ------- ------- ------------  ---------- ----------    ------------
David F. Dyer(3)........   1999  115,962     -0-   300,000(4)       -0-   1,000,000(5)     15,406(6)
President and Chief
Executive Officer

Michael J. Smith(3).....   1999  515,000     -0-       -0-          -0-         -0-        42,232(7)
Former President and       1998  481,250 493,281       -0-          -0-      70,000        63,277
Chief Executive Officer    1997  350,481 315,433       -0-          -0-      50,000        40,134

Mindy C. Meads(8).......   1999   49,808     -0-   100,000(9)       -0-     200,000(5)        201
Executive Vice
 President,
Merchandising and Design

Stephen A. Orum(10).....   1999  277,500     -0-       -0-          -0-      60,000(5)     21,656(11)
Executive Vice
 President,                1998  265,000 162,975       -0-          -0-         -0-        32,767
Chief Financial Officer    1997  250,000 135,000       -0-          -0-      25,000        24,853

Francis P. Schaecher....   1999  232,500     -0-       -0-          -0-      35,000(5)     18,060
Senior Vice President,     1998  217,500 133,762       -0-          -0-      15,000        25,527
Operations                 1997  193,250 104,355       -0-          -0-      12,000        18,126

William E. Ferry(3).....   1999  465,000     -0-       -0-          -0-         -0-        49,572(12)
Former Vice Chairman,      1998  437,500 448,438       -0-          -0-         -0-       188,859
Sales                      1997  207,692 250,000       -0-      493,750     250,000        31,030

Bradley K. Johnson(10)..   1999  311,250     -0-       -0-          -0-         -0-        21,455(13)
Former Senior Vice
 President,                1998  287,500 176,812       -0-          -0-         -0-        13,583
Chief Administrative
 Officer &                 1997  177,885  96,058       -0-          -0-      60,000        54,623
Chief Financial Officer

--------
(1) Dividends, if any, on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted Common Stock. The aggregate number and value (based on the closing price of the Company's Common Stock ($32.375) on the New York Stock Exchange on January 29, 1999) of each Named Executive Officer's restricted stock holdings as of such date are as follows: Mr. Dyer, 0 shares, $0; Mr. Smith, 0 shares, $0; Ms. Meads, 0 shares, $0; Mr. Orum, 1,600 shares, $51,800; Mr. Schaecher,
    0 shares, $0; Mr. Ferry, 0 shares, $0; and Mr. Johnson, 0 shares, $0.
(2) For fiscal year 1999, these amounts represent the taxable portion of premiums on Company-provided life insurance, the Company's contributions to the Retirement Plan and the Company's contributions to the Deferred Compensation and Excess Benefit Plan, in the following amounts: Mr. Dyer $522, $0, $0, respectively; Mr. Smith, $792, $8,258, $30,087, respectively;
    Ms. Meads, $201, $0, $0, respectively; Mr. Orum, $3,456, $8,229, $9,801, respectively; Mr. Schaecher, $3,029, $8,229, $6,802, respectively; Mr. Ferry, $5,400, $9,556, $26,438, respectively; and Mr. Johnson $1,224,
    $8,243, $11,818, respectively.
(3) On October 27, 1998, Mr. Smith, President and Chief Executive Officer, and Mr. Ferry, Vice Chairman of Sales, resigned from the Company. Mr. Dyer was appointed as President and Chief Executive Officer effective October 27, 1998.

(4) In fiscal year 1999, Mr. Dyer received a signing bonus of $300,000 from the Company pursuant to the terms of his appointment as President and Chief Executive Officer effective October 27, 1998.
(5) 600,000 of the options granted to Mr. Dyer, 140,000 of the options granted to Ms. Meads, the 60,000 options granted to Mr. Orum and the 35,000 options granted to Mr. Schaecher were made subject to shareholder approval of an increase in the number of shares authorized to be issued under the Plan to at least 5,000,000 and an increase of the limit on awards to any one individual in a twelve-month period to 1,000,000 options. See "Approval of Amendment to the Stock Option Plan" for more information.
(6) Of the $15,406 in 1999, $14,884 is for personal use of Company planes and the remainder is described in footnote (2) above.
(7) Of the $42,232 in 1999, $595 is for personal use of Company planes, $2,500 is for adoption assistance program and the remainder is described in footnote (2) above.
(8) Ms. Meads was appointed Executive Vice President, Merchandising and Design of the Company on December 10, 1998.
(9) In fiscal year 1999, Ms. Meads received a signing bonus of $100,000 from the Company pursuant to the terms of her appointment as Executive Vice President, Merchandising and Design effective December 10, 1998.
(10) On January 8, 1999 Mr. Johnson, Senior Vice President, Chief Administrative Officer and Chief Financial Officer resigned from the Company. Mr. Orum was appointed as Chief Financial Officer effective January 8, 1999.
(11) Of the $21,656 in 1999, $170 is for personal use of Company planes and the remainder is described in footnote (2) above.
(12) Of the $49,572 in 1999, $8,178 is for personal use of Company planes and the remainder is described in footnote (2) above.
(13) Of the $21,455 in 1999, $170 is for personal use of Company planes and the remainder is described in footnote (2) above.

Stock Option Grants in Fiscal Year 1999

   Set forth below is certain information relating to options to acquire Common Stock granted to each Named Executive Officer during the fiscal year ended January 29, 1999, and the grant-date present value of each option grant.

                                                                        Potential Realizable
                                        Percent of                        Value at Assumed
                                       Total Stock                      Annual Rates of Stock
                                         Options                         Price Appreciation
                             Stock      Granted to  Exercise               for Option Term
                            Options    Employees in  Price   Expiration ---------------------
Name                       Granted(#)  Fiscal Year   ($/Sh)     Date     5%($)(5)  10%($)(5)
----                      ------------ ------------ -------- ---------- ---------- ----------
David F. Dyer(1)........  1,000,000(2)    53.50%    $18.5000  12/31/08  11,630,000 29,480,000
Mindy C. Meads(3).......    200,000(2)    10.70%     20.6875  12/31/08   2,602,500  6,594,500
Stephen A. Orum(4)......     60,000(2)     3.21%     32.3750  01/29/09   1,221,900  3,095,700
Francis P. Schaecher(4).     35,000(2)     1.87%     32.3750  01/29/09     712,775  1,805,825

--------
(1) Options are exercisable six months from grant date, with 40% of the shares covered thereby becoming exercisable at that time, and the remaining 60% of the option shares becoming exercisable at the 1999 annual meeting.
(2) 600,000 of the options granted to Mr. Dyer, 140,000 of the options granted to Ms. Meads, the 60,000 options granted to Mr. Orum and the 35,000 options granted to Mr. Schaecher were made subject to shareholder approval of an increase in the number of shares authorized to be issued under the Plan to at least 5,000,000 and an increase of the limit on awards to any one individual in a twelve-month period to 1,000,000 options. See "Approval of Amendment to the Stock Option Plan" for more information.

(3) Options are exercisable starting on the first anniversary of the grant date, with 30% of the shares covered thereby becoming exercisable at that time, and an additional 30% and 40% of the option shares becoming exercisable on the second and third anniversaries of the grant date, respectively.

(4) Options are exercisable starting on the first anniversary of the grant date, with 10% of the shares covered thereby becoming exercisable at that time, and an additional 20%, 30% and 40% of the option shares becoming exercisable on the second, third, and fourth anniversaries of the grant date, respectively.

(5) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown. In order to realize the potential value set forth in the 5% and 10% columns, the per share price of the Common Stock would be approximately $30.13 and $47.98 for Mr. Dyer, $33.70 and $53.66 for Ms. Meads and $52.74 and $83.97 for Messrs. Orum and Schaecher.

Stock Option Exercises and Fiscal Year-End Value Table

   Set forth below is certain information relating to options to acquire Common Stock exercised by each Named Executive Officer during the fiscal year ended January 29, 1999, and options to acquire Common Stock held by each Named Executive Officer as of such date.

                                                   Number of Securities
                                                  Underlying Unexercised   Value of Unexercised In-the-
                             Shares      Value         Stock Options        Money Stock Options at FY-
                            Acquired    Realized       at FY-End(#)                   End($)
Name                     on Exercise(#)  ($)(1)  Exercisable/Unexercisable Exercisable/Unexercisable(2)
----                     -------------- -------- ------------------------- ----------------------------
David F. Dyer...........        -0-         -0-           0/1,000,000                  0/13,875,000
Michael J. Smith........        -0-         -0-      87,240/       0           1,290,915/         0
Mindy C. Meads..........        -0-         -0-           0/  200,000                  0/ 2,337,500
Stephen A. Orum.........        -0-         -0-      91,850/  111,750          1,560,631/   807,469
Francis P. Schaecher....        -0-         -0-      26,600/   74,000            358,163/   393,563
William E. Ferry........     25,000     208,031      37,500/        0            473,438/         0
Bradley K. Johnson......      5,000      45,938      10,000/        0            126,250/         0

--------
(1) Upon exercise of an option, an individual does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.
(2) Calculated based upon the closing price of the Company's Common Stock ($32.375) on the New York Stock Exchange on January 29, 1999.

Performance Graph

   The following graph presents the cumulative total shareholder return of the Company, the Value Line Retail Index and the Standard & Poor's MidCap 400 Index for a five year period. Cumulative total shareholder return is defined as share price appreciation assuming reinvestment of dividends. The Company's Common Stock is included in both the Value Line Retail Index and the Standard & Poor's MidCap 400 Index. In addition to the Company, 54 retailers (including catalog companies) comprise the Value Line Retail Index. The dollar amounts shown on the following graph assume that $100 was invested on February 1, 1994 in Company Common Stock, stocks constituting the Value Line Retail Index and stocks constituting the Standard and Poor's MidCap 400 Index with all dividends being reinvested. The January 31st dates shown on the following graph do not correspond exactly with the last day of the Company's fiscal year in calendar years 1995, 1996, 1998 and 1999.

                      Comparison of Five-Year Total Return
    Among Lands' End, Inc., Value Line Retail Index and S&P MidCap 400 Index

                     [COMPARISON OF FIVE-YEAR RETURN GRAPH]

                                          Value of $100 invested on February 1,
                                                         1994 at
                                         ---------------------------------------
                                         1/31/95 1/31/96 1/31/97 1/31/98 1/31/99
                                         ------- ------- ------- ------- -------
Lands' End, Inc.........................   $66    $ 60    $116    $161    $133
Value Line Retail Index.................    87      89     109     152     222
S&P MidCap 400 Index....................    95     125     152     191     222

                             PRINCIPAL SHAREHOLDERS

   The following table shows certain information concerning the number of shares of the Company's Common Stock beneficially owned, directly or indirectly, by each director and nominee for director of the Company, the chief executive officer and each of the other most highly compensated executive officers of the Company, and the directors and executive officers as a group. The following table also sets forth information concerning each person known to the Company as of March 26, 1999 to be the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Company's Common Stock. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as described in the notes below, all information in the table and the accompanying footnotes is given as of March 26, 1999 and has been supplied by each of the persons included in the table.

                                                                        Percent
      Beneficial Owners                                        Amount   of Class
      -----------------                                      ---------- --------
      Gary C. Comer(1)...................................... 16,914,392  56.22%
       Address: 20875 Crossroads Circle, Suite 100;
       Waukesha, WI 53186
      Richard C. Anderson(2)................................  1,204,010   4.00%
      David B. Heller(3)....................................     43,000    *
      Howard G. Krane(4)....................................     40,000    *
      John N. Latter(5).....................................    155,000    *
      Daniel Okrent(6)......................................      8,917    *
      David F. Dyer(7)......................................  1,013,431   3.26%
      Mindy C. Meads........................................          0    *
      Stephen A. Orum(8)....................................    115,850    *
      Francis P. Schaecher(9)...............................     96,500    *
      All directors and executive officers.................. 19,591,100  62.55%
       as a group (10 persons)(10)

--------
(1) Share amount shown includes (i) 692,642 shares of the Company's Common Stock held by a trust for the benefit of Mr. Comer and his children as to which he disclaims beneficial ownership and (ii) 2,000,000 shares of the Company's Common Stock held by trusts for the benefit of Mr. Comer's children as to which he disclaims beneficial ownership.
(2) Share amount shown includes (i) exercisable options for 15,000 shares of Company Common Stock granted to Mr. Anderson on May 14, 1997 under the Non-Employee Director Stock Option Plan, (ii) options for 5,000 shares of Company Common Stock granted to Mr. Anderson on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days, (iii) 67,272 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson, his wife and his son, (iv) 40,728 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson's wife as to which he disclaims beneficial ownership and (v) 229,930 shares of the Company's Common Stock held by a trust for the benefit of Mr. Anderson's son as to which he disclaims beneficial ownership.
(3) Share amount shown includes (i) exercisable options for 15,000 shares of Company Common Stock granted to Mr. Heller on May 14, 1997 under the Non-Employee Director Stock Option Plan and (ii) options for 5,000 shares of Company Common Stock granted to Mr. Heller on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days.
(4) Share amount shown includes (i) exercisable options for 15,000 shares of Company Common Stock granted to Mr. Krane on May 14, 1997 under the Non-Employee Director Stock Option Plan, (ii) options for 5,000 shares of Company Common Stock granted to Mr. Krane on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days and (iii) 2,000 shares of the Company's Common Stock owned by Mr. Krane's wife as to which he disclaims beneficial ownership.

(5) Share amount shown includes (i) exercisable options for 15,000 shares of Company Common Stock granted to Mr. Latter on May 14, 1997 under the Non-Employee Director Stock Option Plan, (ii) options for 5,000 shares of Company Common Stock granted to Mr. Latter on May 14, 1997 under the Non-Employee Director Stock Option Plan which options will become exercisable within 60 days and (iii) 70,000 shares of the Company's Common Stock held by a trust for the benefit of Mr. Latter's wife as to which he disclaims beneficial ownership.
(6) Share amount shown includes (i) exercisable options for 2,917 shares of Company Common Stock granted to Mr. Okrent on October 7, 1997 under the Non-Employee Director Stock Option Plan and (ii) options for 5,000 shares of Company Common Stock granted to Mr. Okrent on May 13, 1998 under the Non-Employee Director Stock Option Plan.
(7) Share amount shown includes (i) options for 400,000 shares of Company Common Stock granted to Mr. Dyer on October 27, 1998 under the Stock Option Plan, which options will become exercisable within 60 days and (ii) options for 600,000 shares of Company Common Stock granted to Mr. Dyer on October 27, 1998 under the Stock Option Plan, which options will become exercisable within 60 days and are subject to shareholder approval.
(8) Share amount shown includes exercisable options for 111,850 shares of Company Common Stock granted to Mr. Orum on December 9, 1991, April 6, 1993, December 10, 1993, February 13, 1995 and March 15, 1996 under the Stock Option Plan.
(9) Share amount shown includes exercisable options for 36,500 shares of Company Common Stock granted to Mr. Schaecher on December 10, 1993, February 13, 1995, March 15, 1996 and November 24, 1997 under the Stock Option Plan.
(10) Share amount shown includes exercisable options and options which will become exercisable within 60 days for 1,236,267 shares of Company Common Stock granted to certain executive officers under the Stock Option Plan and certain directors under the DSOP.
*   Less than 1%.

                APPROVAL OF AMENDMENT TO THE STOCK OPTION PLAN

   The Company seeks shareholder approval of an amendment to the Stock Option Plan (the "Plan Amendment"). The Plan Amendment consists of three changes to the Stock Option Plan, which changes were approved by the Board of Directors in October 1998 and January 1999. The changes are as follows:

  (1) Increase the total number of shares of Company Common Stock that may be issued under the Plan from 2,500,000 to 5,500,000. As of April 5, 1999, a total of 1,243,040 shares of Company Common Stock have been issued pursuant to the exercise of stock options awarded under the Plan. In addition, a total of 2,529,500 stock options are currently outstanding, 1,564,000 of which have been granted subject to shareholder approval of the Plan Amendment.

  (2) Increase the number of stock options that may be awarded to any one individual in a twelve-month period from 400,000 to 1,000,000.

  (3) Extend the termination date of the Stock Option Plan from December 31, 2000 until December 31, 2004. The termination date of the Stock Option Plan means the date on which no further options may be granted under the Stock Option Plan; stock options awarded prior to the termination date may be exercised thereafter in accordance with their terms.

   The Board of Directors recommends that shareholders vote "FOR" the approval of the Plan Amendment. Further information about the Plan Amendment is set forth in the Report of the Compensation Committee of the Board of Directors.

   The following summary of the Stock Option Plan is qualified in its entirety by the full text of the Stock Option Plan, a copy of which may be obtained by shareholders of the Company upon request directed to the Secretary of the Company at One Lands' End Lane, Dodgeville, Wisconsin 53595. For additional information regarding stock options granted to certain officers, see "Executive Compensation" above.

General

   The Company's Stock Option Plan has been maintained by the Company since 1990. Under the Stock Option Plan, officers and key employees designated by the Performance Compensation Committee are granted stock options to purchase shares of the Company's Common Stock. Options are granted under the Stock Option Plan with an exercise price equal to the fair market value per share of the Company's Common Stock on the date of grant.

   The purpose of the Stock Option Plan is to provide officers and key employees of the Company with additional incentive to increase their efforts on the Company's behalf and to remain in or enter into the employ of the Company by granting such employees incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")) and/or nonqualified stock options (all options granted under the Stock Option Plan which are not incentive stock options) to purchase shares of the Company's Common Stock. The Company believes that such grants will inspire the continued efforts of its officers and key employees and the continuity of their employment with the Company.

Administration of the Stock Option Plan

   The Stock Option Plan is administered by the Performance Compensation Committee of the Board of Directors (the "Committee"), which currently consists of David B. Heller (chairman), John N. Latter and Daniel Okrent. The members of the Committee must be "disinterested persons" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and "outside directors" as that term is defined in Section 162(m) of the Internal Revenue Code. The Committee has the full power to construe and interpret the Stock Option Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the Stock Option Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. Currently, there are approximately 96 officers and key employees of the Company participating in the Stock Option Plan.

Shares Available for Issuance under the Stock Option Plan

   There would be an aggregate of 4,256,960 shares of the Company's Common Stock available for issuance upon exercise of options to be granted under the Stock Option Plan, as proposed to be amended, which shares may be authorized and unissued shares or treasury shares, in addition to the 1,243,040 shares that have already been issued pursuant to the exercise of stock options awarded under the Stock Option Plan. The closing price of the Company's Common Stock on the New York Stock Exchange on April 5, 1999, was $34.5625 per share.

Maximum Grant to Any One Employee

   The Stock Option Plan, as proposed to be amended, provides that any one employee may receive options with respect to no more than 1,000,000 shares of Company Common Stock in any one year.

Option Terms

   At the time the Committee approves the granting of an option to an officer or key employee, the Committee must also designate (i) the date of grant of such option (provided that such date may not be earlier than the date the option is approved by the Committee), (ii) the option price per share of Company Common Stock (provided that no option may have an option price per share of Company Common Stock of less than 100 percent of the fair market value of a share of Company Common Stock on the date of grant), (iii) the schedule and times at which such options will vest and become exercisable (provided that no option may be exercised later than December 31 of the year in which the tenth anniversary of the date of grant occurs), and (iv) whether the option will or will not constitute an incentive stock option under Section 422 of the Internal Revenue Code. The Stock Option Plan also authorizes the Committee to determine the form of option price payment (cash, Company Common Stock or a combination thereof), to issue replacement options to participants who voluntarily surrender and cancel prior options with a price per share of Company Common Stock equal to or greater than the price per share of the prior option, to accelerate the vesting and exercisability of all or part of any option, and to adjust the number and type of shares of Company Common Stock subject to the Stock Option Plan or outstanding options in order to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event.

   Except as otherwise determined by the Performance Compensation Committee in connection with a specific option: (i) any vested but unexercised option is exercisable for one year following a participant's retirement (or until such earlier time as the option would otherwise expire or terminate on its own terms), (ii) vested but unexercised options may be exercised for one year following a termination of employment on account of death and for 180 days following a termination of employment on account of disability (or until such earlier time as the option would otherwise expire or terminate on its own terms) and (iii) if a participant ceases to be employed by the Company for reasons other than his or her disability, death or retirement, the option terminates and no portion of the terminated option will be exercisable after that date.

   Stock options have generally been granted with post-employment exercise periods consistent with those specifically described in the Stock Option Plan. However, the Performance Compensation Committee has extended the post-employment exercise periods in the case of a participant's retirement or disability to three years in each case. The Performance Compensation Committee has also determined to provide for acceleration of vesting of stock options upon the occurrence of certain events constituting a sale of the Company. Further information about the standard terms under which the Performance Compensation Committee generally grants stock options is set forth in the Report of the Compensation Committee of the Board of Directors.

Amendment and Termination of the Stock Option Plan

   The Board of Directors may amend the Stock Option Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights to any option previously granted under the Stock Option Plan, or without shareholder approval (i) increase the maximum number of shares of Company Common Stock which may be issued under the Stock Option Plan (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event), (ii) extend the termination date of the Stock Option Plan or any option granted under the Stock Option Plan, or (iii) enlarge the class of employees eligible to receive options under the Stock Option Plan. The Board of Directors may terminate the Stock Option Plan at any time with respect to shares of Company Common Stock for which options have not previously been granted. Shareholder approval may also be required if there are "material changes" to the Stock Option Plan for purposes of Section 162(m) of the Internal Revenue Code or to comply with new legislation. The Stock Option Plan currently provides that unless terminated earlier, the Stock Option Plan will terminate at the close of business on December 31, 2000. The Plan Amendment provides that unless terminated earlier, the Stock Option Plan will terminate at the close of business on December 31, 2004.

Federal Income Tax Consequences

   The following is intended only as a brief, general summary of the federal income tax rules relevant to stock options granted under the Stock Option Plan, and assumes (i) that any participant subject to Section 16(b) of the Securities Exchange Act of 1934 (typically, officers and directors and major shareholders of the Company) will not exercise any option granted under the Stock Option Plan before the six month anniversary of the date of grant of such option and
(ii) that the exercise of options and disposition of option shares occur during the lifetime of the participant. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

   Nonqualified Stock Options. The holder of a nonqualified stock option ("NQO") does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction. The participant recognizes ordinary income on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date.

   If the Company complies with applicable documentation requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the NQO.

   If a participant sells shares acquired pursuant to the exercise of an NQO, the participant will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date, and will be long-term or short-term based on the length of time such shares have been held since exercise.

   Incentive Stock Options. The holder of an incentive stock option ("ISO") does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative minimum tax on the exercise of an ISO.

   The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the extent that the option price exceeds the selling price. In either case, no deduction is allowed to the Company.

   If a participant disposes of option shares before the expiration of the Required Holding Periods (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain, (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the participant as ordinary income and (iii) if the selling price is less than the option price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the participant on the disqualifying disposition.

   The amount by which the fair market value of shares of Company Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

   Exercise with Previously Owned Shares. The previous discussion assumes that all shares of Company Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Company Common Stock, the participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

Limitation on Deductibility of Executive Compensation

   Congress has enacted certain provisions into the Internal Revenue Code under which compensation paid to certain executive officers in excess of $1 million per year may not be deductible. The Company believes that compensation income recognized by its executive officers pursuant to the Stock Option Plan will be exempted from those provisions and that the Company will therefore not lose the benefit of any potential tax deductions.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors recommends that shareholders ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the Company's consolidated financial statements for the fiscal year ending January 28, 2000. A representative of Arthur Andersen LLP will be present at the meeting with the opportunity to make a statement if such representative so desires, and will be available to respond to appropriate questions raised orally at the meeting or submitted in writing to the Company's Secretary before the meeting.

                               OTHER INFORMATION

Compliance With Section 16(a) of The Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the best of the Company's knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) forms were required for those persons, except as described below, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during the two fiscal years ended January 29, 1999.

   Lori A. Liddle (then Vice President, Managing Director Core Catalog) inadvertently failed to file a Form 4 by September 10, 1998 regarding her purchase of shares of Common Stock in August 1998. Upon learning of the error, Ms. Liddle filed a Form 4 on September 14, 1998.

Additional Matters

   The Board of Directors is not aware of any other matters that will be presented for action at the 1999 Annual Meeting. Should any additional matters properly come before the meeting, properly signed and dated proxies will be voted on those matters by the persons named therein in accordance with the best judgment of such persons.

Submission of Shareholder Proposals

   The Company's By-Laws require that the Company be provided with written notice with respect to the nomination of a person for election as a director or the submission of any proposal at an annual meeting of shareholders. Any such notice must include certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, and must be furnished to the Company not less than 10 business days prior to such meeting. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth below.

   In addition, all shareholder proposals to be included in the Board of Directors' Proxy Statement and proxy for the 1999 Annual Meeting of shareholders (i) must be received by the Secretary of the Company not later than December 21, 1999, and (ii) must satisfy the conditions established by the Securities and Exchange Commission as necessary to entitle such proposal to be included in the Proxy Statement and form of proxy.

Cost of Proxy Solicitation

   The Company will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board of Directors. In addition to using the mails, officers and other employees of the Company may solicit proxies in person and by telephone and telegraph.

Report to Shareholders

   The Company has mailed this Proxy Statement along with a copy of the Company's 1999 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 1999 Annual Report are the Company's consolidated financial statements for the fiscal year ended January 29, 1999.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO THE SECRETARY, LANDS' END, INC., ONE LANDS' END LANE, DODGEVILLE, WISCONSIN 53595.

                                          By order of the Board of Directors,

                                          /s/ Robert S. Osborne
                                          Robert S. Osborne
                                          Secretary

April 19, 1999

                             [LAND'S END SITE MAP]

                      LANDS' END, INC. STOCK OPTION PLAN

PART 1:  IDENTIFICATION OF THE PLAN

     1.1 Title. The Plan described herein shall be known as the "Lands' End, Inc. Stock Option Plan" and is referred to herein as the "Plan."

     1.2 Purpose. The purpose of the Plan is to provide officers and key employees of Lands' End, Inc. (the "Company") with additional incentive to increase their efforts on the Company's behalf and to remain in or enter into the employ of the Company by granting such employees from time to time, at the discretion of the Committee:

          (a) incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) to purchase shares of common stock of the Company ("Company Shares"), and

          (b) nonqualified stock options (meaning all options granted under the Plan which are not designated by the Committee at the time of grant as incentive stock options) to purchase Company Shares.

By virtue of the benefits available under the Plan, employees who are responsible for the future growth and continued success of the Company have an opportunity to participate in the appreciation in the value of Company Shares, which furnishes such employees with an additional incentive to work for and contribute to such appreciation through the growth and success of the Company.

          1.3 Adoption and Restatement of the Plan. The Lands' End, Inc. 1990 Stock Option Plan was adopted by the Company's Board of Directors on November 27, 1990 and approved by the Company's shareholders on May 15, 1991. The Lands' End, Inc. 1990 Stock Option Plan was amended and restated by the Company's Board of Directors on October 22, 1991 and December 9, 1991 (at which time it was renamed the Lands' End, Inc. Second Amended and Restated 1990 Stock Option Plan) which amendments were approved by the Company's shareholders on May 20, 1992. The Lands' End, Inc. 1990 Second Amended and Restated Stock Option Plan was further amended and restated by the Company's Board of Directors on December 10, 1993 and April 15, 1994 (at which time it was renamed the Lands' End, Inc. Stock Option Plan), which amendments were approved by the Company's shareholders on May 18, 1994. The Lands' End, Inc. Stock Option Plan was further amended and restated by the Company's Board of Directors on April 7, 1995, which amendment was approved by the Company's shareholders on May 17, 1995, and was further amended and restated by the Company's Board of Directors on October 27, 1998 and January 29, 1999 (the "1999 Plan Amendment"). Options may be granted under the Plan, as amended and restated by the 1999 Plan Amendment, before such amendment and restatement is approved by the Company's shareholders, subject to appropriate provision for such options to be subject to stockholder approval of the Plan Amendment to the extent that any such options could not have been validly granted under and pursuant to the terms of the Plan as in effect prior to the 1999 Plan Amendment.

          1.4 Company Shares Reserved for the Plan. There is reserved for issuance upon the exercise of options to be granted under the Plan an aggregate of 5,500,000 Company Shares, which may be authorized and unissued shares or treasury shares and which number is subject to adjustment after the adoption of the Plan Amendment as provided in Section 5.4.


PART 2:  ADMINISTRATION OF THE PLAN

          2.1 Committee's Membership and Powers. The Plan will be administered by a committee of the Board of Directors of the Company (the "Committee") consisting of two or more Directors as the Board may designate from time to time, none of whom has been eligible to receive a benefit under this Plan or under any other plan of the Company entitling participants to acquire stock, stock options or stock appreciation rights for a period of at least one year prior to appointment. The members of the Committee must be "disinterested persons" as that term is defined in Rule 16b-3 of the Securities and Exchange Commission and "outside directors" as that term is defined in Section 162(m) of the Code. No person who is appointed as a member of the Committee shall be entitled to receive any benefit under the Plan for a period of at least one year following the termination of such person's membership on the Committee. The Committee shall have the power to construe and interpret this Plan, to make all factual determinations hereunder and to establish the terms of any incentive stock options or nonqualified stock options granted hereunder. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its shareholders and in accordance with the purpose of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by all of the Committee members. The initial members of the Committee are David Heller and John Latter.

          2.2 Indemnification. Service on the Committee shall constitute service as a Director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company to the full extent provided for at any time by law, the Company's Certificate of Incorporation, the Company's By-Laws and in any insurance policy or other agreement intended for the benefit of the Company's Directors.


PART 3:  PLAN PARTICIPANTS

          Participants will consist of such officers and key employees of the Company as the Committee in its sole discretion determines from time to time. Designation of a participant in any year shall not require the Committee to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider such factors as its deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

PART 4:  TERMS AND CONDITIONS OF OPTIONS

          4.1 Grant Date. An option shall be deemed to have been granted under the Plan on the date (the "Grant Date") designated by the Committee at the time it shall approve such option as the Grant Date of such option, provided that the Committee may not designate a Grant Date with respect to any option which is earlier than the date on which the granting of such option is approved by the Committee.

          4.2 Option Price. The option price per Company Share shall be fixed by the Committee at or before the time the Committee approves the granting of the option. However, except as provided in the following sentence, no option shall have an option price per Company Share of less than 100 percent of the fair market value of a Company Share on the Grant Date of the option. At its discretion, the Committee may issue options to a participant who, in accordance with section 5.8 hereof, has voluntarily surrendered and canceled a prior option at a price per Company Share equal to or greater than the price per Company Share of the prior option. For this purpose "fair market value" of a Company Share as of any date shall be equal to the last per share sales price reported for a Company Share for such date in The Wall Street Journal or, if no sales of Company Shares are reported for such date in The Wall Street Journal, for the next succeeding date for which sales of Company Shares are so reported in The Wall Street Journal. If sales of Company Shares are not reported for any date in The Wall Street Journal, then the "fair market value" of a Company Share as of any date shall be determined in such manner as shall be prescribed in good faith by the Committee.

          4.3 Term and Exercisability of Options. Options may "vest" and become exercisable in one or more installments upon the passage of a specified period of time as the Committee shall in each case determine in its sole discretion when the option is granted; however no option may be exercised later than December 31 of the year in which the tenth anniversary of the Grant Date of such option occurs (or any earlier date which is the last day of the term of the option). The Committee shall have authority, in its sole discretion, to accelerate the vesting and exercisability of all or part of any option granted hereunder and, subject to section 4.5 hereof, to establish restrictions or limitations with respect to the exercise of options, including, but not limited to, the period during which options may be exercised.

          4.4 Special Incentive Stock Option Terms. The terms of each incentive stock option granted under the Plan shall include those terms which are required by Section 422 of the Code and such other terms not inconsistent therewith as the Committee may determine. Each option which is designated by the Committee as an incentive stock option shall be considered to have contained from the outset such terms and provisions as shall be necessary to entitle such intended incentive stock option to the tax treatment afforded by the Code to incentive stock options under Section 422 of the Code. If any agreement covering such an intended incentive stock option granted under the Plan does not explicitly include any terms required to entitle such intended incentive stock option to the tax treatment afforded by the Code to incentive stock options, then all of such required terms and provisions shall be considered implicit in such agreement and such intended incentive stock option shall be considered to have been granted subject to such required terms and conditions. In accordance with Section 422 of the Code, the aggregate fair market value (determined as of the grant date) of the Company Shares with respect to which incentive stock options are exercisable for the first time by a participant in any given calendar year shall not exceed $100,000.

     4.5 Termination of Employment. Unless otherwise determined by the Committee, if a participant ceases to be employed by the Company for reasons other than his disability (as described in clause (c) below), retirement on or after his normal retirement date or death, the option (or any remaining unexercised portion thereof) shall terminate effective as of the date of the participant's termination of employment and no portion of the terminated option shall be exercisable after that date. Unless otherwise determined by the Committee, if a participant's termination of employment is a result of his retirement, death or disability, the following provisions shall apply with respect to such option:

     (a) If the participant's termination of employment is on account of his retirement at or after his normal retirement date, any unexercised portion of the option shall be exercisable during the 12 months following the retirement date (unless earlier terminated) and shall terminate on the first anniversary of the date of the termination of his employment (or such earlier time when the option would otherwise expire or terminate on its own terms) whether or not such option or options were exercisable on the retirement date under the provisions of the applicable agreements relating thereto. To the extent that any such unexercised portion of the option is not exercised within three months following the date of termination of employment, it cannot be exercised as an incentive stock option but only as a nonqualified stock option.

     (b) If the participant's termination of employment is on account of his death, any vested but unexercised portion of the option shall be exercisable during the 12 months following the date of death (unless earlier terminated) and shall terminate on the first anniversary of the date of death (or such earlier time when the option would otherwise expire or terminate on its own terms). Vested options may be exercised by the participant's estate or any person who acquired the right to exercise the option by bequest, inheritance or the laws of descent and distribution.

     (c) If the participant's termination of employment is on account of his disability, any vested but unexercised portion of the option shall be exercisable during the six months following the termination of employment (unless earlier terminated) and shall terminate on the 180th day following the termination of his employment (or such earlier time when the option would otherwise expire or terminate on its own terms). In such event, vested options may be exercised by the participant or his guardian. For this purpose a participant shall be considered "disabled" if the Committee determines in good faith that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

          4.6 Method of Exercising Options. An option may be exercised only by a written notice to the Company accompanied by payment of the full option price which, in the discretion of the Committee, may be made in any one or any combination of the following: cash, certified or official bank check, or delivery of Company Share certificates endorsed in blank or accompanied by executed stock powers evidencing Company Shares whose value shall be deemed to be the "fair market value" (as determined in accordance with Section 4.2 hereof) on the date of exercise of such Company Shares.

          4.7 Maximum Grant. In accordance with Section 162(m) of the Code, the maximum number of Company Shares with respect to which options may be granted to any one participant in any twelve month period is 1,000,000 (as proportionately adjusted for all stock splits, stock dividends and other recapitalizations occurring after the Latest Restatement Date).


PART 5:  GENERAL PROVISIONS

          5.1 Option Agreement. No person shall have any rights under any option granted under this Plan unless and until the Company and the person to whom such options shall have been granted shall have executed and delivered an agreement expressly granting the option to such person and containing provisions setting forth the terms of the option.

          5.2 Shareholder Rights. A participant shall not have any dividend, voting or other shareholder rights by reason of a grant of an option prior to the issuance of any Company Shares pursuant to the proper exercise of all or any portion of such option.

          5.3 Nontransferability of Options. Each option granted under this Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the participant's lifetime only by such participant or his guardian in the event of disability. In the event of the death of a participant, exercise shall be made only:

          (a) by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution; and

          (b) to the extent that the deceased participant was entitled thereto at the date of his death.

          5.4 Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Company Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, combination, split-up, spin-off, repurchase or exchange of Company Shares or other securities of the Company, issuance of warrants or other rights to purchase Company Shares or other securities of the Company, or other similar corporate transaction or event affects the Company Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Company Shares (or other securities or property) which thereafter may be made the subject of options, (b) the number and type of Company Shares (or other securities or property) subject to outstanding options, and (c) the grant, purchase, or exercise price with respect to any options, or, if deemed appropriate, make provision for a cash payments to the holder of an outstanding option.

          5.5 Withholding of Taxes. The Company shall be entitled, if the Committee (or any financial officer designated by it) considers it necessary or desirable, to withhold (or secure payment from the participant in lieu of withholding) the amount of any withholding or other payment required of the Company under the tax withholding provisions of the Code, any state's income tax act or any other applicable law with respect to any Company Shares issuable under such participant's exercised options, and the Company may defer issuance unless indemnified to its satisfaction with respect to payment of such withholding or other tax. Subject to such rules as the Committee may adopt, participants may satisfy this obligation, in whole or in part, by an election to have the number of Company Shares received upon exercise of any option reduced by a number of Company Shares having a "fair market value" (as determined in accordance with Section 4.2 hereof) equal to the amount of the required withholding to be so satisfied or to surrender to the Company previously held Company Shares having an equivalent fair market value.

          5.6 No Employment Rights Conferred. Nothing in the Plan or in any option granted under the Plan shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company at any time to terminate his employment with or without cause or to adjust his compensation.

          5.7  Disposition of Company Shares.

          (a) Unless otherwise specifically authorized by the Committee, participants may not dispose of, sell or otherwise transfer any Company Shares acquired upon exercise of options granted under the Plan for a period of six months following the Grant Date.

          (b) As a condition of participation in the Plan, each participant agrees that he will give prompt notice to the Committee of any disposition of Company Shares acquired upon the exercise of an incentive stock option if such disposition occurs within either two years after the Grant Date of an incentive stock option or one year after the receipt of such Company Shares by the participant following his exercise of the incentive stock option.

          5.8 Cancellation of Options. By express written agreement a participant and the Committee may agree that any previously granted option is thereby canceled as of the date of the agreement and, at its discretion, the Committee may subsequently grant to such a participant who has voluntarily surrendered and canceled a prior option one or more new or substitute similar or different options under the Plan.

          5.9 Continued Availability of Company Shares Under Unexercised Options. If an option granted under the Plan terminates or expires without being wholly exercised or if Company

Shares as to which an option has been exercised shall for any reason not be issued, a new option may be granted under the Plan covering the number of Company Shares to which such termination, expiration, failure to issue or reacquisition related.

          5.10 No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any option agreement or any option granted under the Plan or any rule or procedure established by the Committee.

          5.11 Choice of Law. Each option granted under the Plan shall be considered to be a contract under the laws of the State of Wisconsin and, for all purposes, the Plan and each option granted under the Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

          5.12 Successors. This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

          5.13 Severability. If any provision of the Plan or an option agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, and the Plan and such agreement shall each be construed and enforced as if the invalid provisions had never been set forth therein.

          5.14 Performance Compensation. All options granted under the Plan are intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code. In the event that any provision of the Plan would cause any option granted under the Plan to be treated as other than "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be deemed automatically amended to the extent necessary to cause all options granted under the Plan to be treated as "performance-based compensation" within the meaning of Section 162(m) of the Code.


PART 6:  AMENDMENT AND TERMINATION

          6.1 Amendment. The Board of Directors may amend the Plan from time to time, in its sole discretion, but no amendment shall:

          (a) without a participant's consent impair his rights to any option theretofore granted; or

          (b) without the authorization and approval of the Company's shareholders (i) increase the maximum number of Company Shares which may be issued in the aggregate under the Plan, except as provided in subsection 5.4, (ii) extend the termination date of the Plan or of any option granted under the Plan, (iii) enlarge the class of employees eligible to receive options under the Plan or (iv) create "material changes" to the Plan for purposes of Section 162(m) of the Internal Revenue Code.

          6.2 Termination. The Board of Directors may terminate the Plan at any time with respect to Company Shares for which options have not theretofore been granted. Unless earlier terminated, the Plan will terminate at the close of business on December 31, 2004. Following the termination of the Plan, no further options may be granted under the Plan; however, all options which prior to the Plan termination have not expired, terminated or been exercised or surrendered may be exercised thereafter in accordance with their terms and the terms hereof, and the Committee shall continue to have its full powers under the Plan, except with respect to the granting of options under the Plan.

                               LANDS' END, INC.
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 19, 1999


          This Proxy Is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gary C. Comer, David F. Dyer and Robert S. Osborne as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Lands' End, Inc. held of record by the undersigned on March 26, 1999, at the annual meeting of shareholders to be held on May 19, 1999, or any adjournment thereof.

This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of the nominees listed in Item 1, FOR Proposal 2 and FOR Proposal 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.













        PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
            . DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDE .




                     LANDS' END, INC. 1999 ANNUAL MEETING


1. ELECTION OF DIRECTORS:        1 - Gary C. Comer 2 - David F. Dyer
                                 3 - David B. Heller

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) ----------->

[ ] FOR all nominees            [ ] WITHHOLD AUTHORITY
    listed to the left except       to vote for all nominees
    as specified below).            listed to the left.

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2. PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN

   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. PROPOSAL TO APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Company.

   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



 Check appropriate box                         Date
 Indicate changes below:                            ---------------------
 Address Change?         [ ] Name Change?  [ ]


                   NO. OF SHARES

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 Signature(s) in Box

 When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
 If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership name by authorized person.